Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-180514 on Form S-3 and No. 333-225133 on Form S-8 of First United Corporation and Subsidiaries of our report dated March 25, 2022 relating to the consolidated statement of financial condition of First United Corporation and Subsidiaries as of December 31, 2021 and the consolidated statement of income, comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31 2021, appearing in this Annual Report on Form 10-K.

/s/  Crowe LLP

Washington, D.C.

March 25, 2022